Exhibit 99.1

COMPANY CONTACT:

Peter Ingram, CFO

Hawaiian Airlines

 Phone:  808.835.3030

peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:

Matt Bernier, Sr. Director

 Phone:  808.838.5508

matt.bernier@hawaiianair.com

MEDIA CONTACT:

Alan L. Hoffman, Sr. VP

Hawaiian Airlines

 Phone:  808.838.6758

al.hoffman@hawaiianair.com

Hawaiian Holdings Reports 2009 Fourth Quarter and Year-End Financial Results

Fourth Quarter Highlights

•                  Net income of $35.0 million, or $0.66 per diluted share

•                  Excluding non-recurring income tax credits, non-GAAP net income was $10.0 million, or $0.19 per diluted share

•                  Operating income of $16.1 million

•                  Unrestricted cash, cash equivalents and short-term investments of $301.8 million at December 31, 2009

•                  Hawaiian reinforced its years-long ranking as the #1 carrier for on-time performance in the U.S. Department of Transportation Air Travel Consumer Reports for October and November 2009 (December pending)

2009 Full Year Highlights

•                  Net income of $116.7 million, or $2.22 per diluted share

•                  Excluding non-recurring income tax credits, non-GAAP net income was $76.7 million, or $1.46 per diluted share

•                  Operating income of $107.5 million

•                  Hawaiian sets record with 8.3 million passengers in 2009

•                  Hawaiian was rated the nation’s #1 carrier for service quality and performance for 2008 in the 19th annual Airline Quality Rating study

HONOLULU — February 4, 2010 — Hawaiian Holdings, Inc. (NASDAQ: HA) (“Holdings” or the “Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported consolidated net income for the three months ended December 31, 2009 of $35.0 million, or $0.66 per diluted share, on total operating revenue of $297.0 million.  Results for the period include a non-cash one-time tax benefit of approximately $25 million to partially reverse the Company’s tax valuation allowance.  This result compares with a net loss of $11.9 million, or $0.23 per diluted share, on total operating revenue of $300.5 million for the three months ended December 31, 2008.  The Company’s operating income of $16.1 million for the three months ended December 31, 2009 compares with $38.1 million in the prior year period.

For the full year 2009, the Company today reported consolidated net income of $116.7 million, or $2.22 per diluted share, on total operating revenue of $1.183 billion, including non-recurring tax credits of approximately $40 million.  This result compares with net income of $28.6 million, or $0.57 per diluted share, on total operating revenue of $1.211 billion for the full year 2008.  The Company’s operating income of $107.5 million for the full year 2009 compares with $91.9 million in 2008.

Combining the fourth quarter tax benefit with the tax benefits realized in the first three quarters of 2009 of approximately $15 million related to the adoption of various tax accounting charges, the Company realized total tax benefits of approximately $40 million for the year.  Excluding these one-time adjustments, net income would have been $10.0 million or $0.19 per diluted share for the fourth quarter, and $76.7 million or $1.46 per diluted share for 2009.  Table 2 sets forth a reconciliation of net income and diluted earnings per share on a GAAP basis and non-GAAP net income and diluted earnings per share excluding these one-time tax benefits.

“2009 was a remarkable year for our company,” commented Mark Dunkerley, the Company’s president and chief executive officer.  “With lower fuel prices and the hard work of everyone at Hawaiian Airlines, we overcame the effects of an economic recession and the attentions of a new entrant on our interisland routes to post our company’s best ever results.  By almost every financial and operational measure, Hawaiian was the most successful of all airlines serving Hawaii in 2009.

“There are many to thank for this singular achievement but highest on the list are the employees who deliver an unmatched level of customer service, day in and day out.  Much work needs to be done to ensure that our 2009 results become the norm throughout the business cycle. This will remain management’s focus as we continue to build Hawaiian to the benefit of our customers, shareholders and the communities we serve,” concluded Mr. Dunkerley.

Fourth Quarter Financial Results

The Company reported operating income of $16.1 million in the fourth quarter of 2009 compared with $38.1 million in the prior year period.

Fourth quarter 2009 operating revenue was $297.0 million, a 1.2% decrease compared with the fourth quarter of 2008.  Capacity for the quarter decreased 0.5% year over year to 2.4 billion available seat miles (ASMs), resulting in operating revenue per ASM (RASM) of 12.47 cents, down 0.7% from 12.55 cents in the fourth quarter a year ago.  Fourth quarter passenger load factor increased to 84.4% from 80.4% in the same period a year ago. Passenger yield (passenger revenue per revenue passenger mile) decreased 7.2% to 12.96 cents from 13.96 cents in the fourth quarter of 2008.  Selected Statistical Data is included in Table 3 below.

Total operating expenses for the fourth quarter of 2009 increased 7.1% year over year to $280.9 million, resulting in an operating cost per available seat mile (CASM) of 11.79 cents, up 7.6% versus the same period a year ago.  Excluding fuel, fourth quarter CASM increased 15.1% to 8.83 cents versus 7.67 cents for the same period a year ago.  A reconciliation of the GAAP and non-GAAP financial measures is included in Table 7.

Aircraft fuel costs decreased 10.5% year over year in the fourth quarter to $70.6 million and represented 25.1% of operating expenses.  Hawaiian’s average cost per gallon of jet fuel decreased 10.7% year over year in the fourth quarter to $2.08 (including taxes and delivery).  The financial impact of hedging activities is included in non-operating income/expenses, and as such is not reflected in fuel expense.  Non-operating expenses in the fourth quarter reflect $0.5 million in net gains from Hawaiian’s fuel hedging activity.

The Company believes that economic fuel expense is the best measure of the effect of fuel prices on its business as it most closely approximates the net cash outflow associated with the purchase of fuel for its operations in a period.  The Company defines economic fuel expense as GAAP fuel expense plus (gains)/losses realized through actual cash (receipts)/payments received from or paid to hedge counterparties for fuel hedge derivative contracts settled during the period.  For the three months ended December 31, 2009, economic fuel expense was $69.7 million ($2.05 per gallon), compared with $92.3 million ($2.72 per gallon) in the prior year period.  An analysis of economic fuel expense for the three months ended December 31, 2009 and 2008 and a pro-forma net income and diluted net income per share reflecting economic fuel expense is included in Tables 4 and 5.

Hawaiian’s year over year increase in Wages and Benefits of $11.1 million reflects increased pension and other benefits costs and higher year over year expenses for variable compensation.  Aircraft Rent decreased $4.4 million compared with the fourth quarter of 2008.  During the fourth quarter of 2008 Aircraft Rent included $3.4 million of supplemental rent expense related to certain of the Company’s leases.  Maintenance Materials and Repairs increased $9.5 million compared with the fourth quarter of 2008 primarily as a result of higher airframe and engine overhaul expenses for the 767 fleet.  Commissions and Other Selling Expenses increased year over year by $6.6 million.  During the prior year period, Commission and Other Selling expenses benefited from a reduction in the valuation of the Company’s frequent flyer liabilities as a result of a revision of estimated breakage of frequent flyer miles.

Fourth quarter 2009 non-operating expense totaled $2.8 million, compared with $33.9 million in the fourth quarter of 2008. During the fourth quarter of 2008 the Company recorded a significant loss on its fuel hedge positions as a result of the decline in crude oil prices during that period and recognized an impairment expense related to certain investment assets.  During the fourth quarter of 2009 the Company recognized non-operating income totaling $0.5 million related to fuel hedging activities compared with non-operating losses of $21.3 million during the prior year period.  During the fourth quarter of 2009, fuel hedging expenses included $0.9 million of realized gains on derivative contracts settling in the quarter, the reversal of $0.6 million of previously recorded gains on these same contracts, and $0.1 million in unrealized gains related to fuel derivative contracts settling in future periods.

2009 Full Year Financial Results

For the full year 2009, the Company reported operating income of $107.5 million compared with $91.9 million for the full year 2008.  Operating income during 2008 included the benefit of a $52.5 million litigation settlement.

Full year 2009 operating revenue was $1.183 billion, a 2.3% decrease compared with full year 2008.  Capacity for the year increased 2.2% year over year to 9.7 billion available seat miles (ASMs), resulting in operating revenue per ASM (RASM) of 12.18 cents, down 4.4% from 12.73 cents in 2008.  Load factor increased to 83.9% from 82.6% in 2008.  Passenger yield (passenger revenue per revenue passenger mile) decreased 9.5% to 12.77 cents from 14.10 cents in 2008.  Selected Statistical Data is included in Table 3 below.

Total operating expenses for 2009 decreased 3.9% year over year to $1.076 billion.  Operating cost per available seat mile (CASM) was 11.07 cents, down 10.1% versus 2008 excluding the aforementioned litigation settlement.  Excluding fuel and the litigation settlement, full year 2009 CASM increased 8.9% to 8.56 cents compared with 7.86 cents in 2008.  A reconciliation of the GAAP and non-GAAP financial measures is included in Table 7.

For the full year of 2009, non-operating expense totaled $10.3 million, compared with $38.7 million in full year 2008. The reduction in non-operating expenses is primarily attributable to a reduction in fuel hedge expenses.  During 2009, the Company recognized non-operating income totaling $2.3 million related to fuel hedging activities compared to non-operating losses of $16.1 million during 2008.  In full year 2009, fuel hedging expenses include $9.6 million of realized losses on derivative contracts settling in the year, the reversal of $11.6 million of previously recorded losses on these same contracts, and $0.2 million in unrealized gains related to fuel derivative contracts settling in future periods.

Liquidity, Capital Resources and Fuel Hedging

•                  As of December 31, 2009 the Company had:

•                  Unrestricted cash, cash equivalents and short-term investments of $301.8 million, and $25.7 million in restricted cash.

•                  $81.3 million outstanding under two term loan facilities, $99.4 million outstanding under floating rate notes issued in conjunction with the acquisition of three Boeing 767-300 ER aircraft in December 2006, and additional notes payable of $27.7 million.

•                  $45.1 million of capital lease obligations primarily associated with four 717-200 aircraft.

•                  A summary of the Company’s fuel derivatives contracts as of January 29, 2010 is included as Table 6.

Company Highlights

Fourth Quarter Highlights

•                  Hawaiian set a record with 8.3 million passengers for 2009.

•                  Hawaiian was ranked as the nation’s #1 carrier for on-time performance and fewest flight cancellations as reported by the U.S. Department of Transportation’s (DOT) Air Travel Consumer Report for October and November (December pending).  Hawaiian also ranked second nationally for fewest misplaced bags during this period.  Hawaiian has posted the nation’s leading on-time performance numbers for every reported month in 2009.

•                  In December, Hawaiian Airlines and the Air Line Pilots Association reached a tentative agreement on a new 68-month contract that would provide increased compensation for Hawaiian’s pilots as well as operational improvements for the Company.  The agreement was ratified by the pilots in January.

•                  In November, Hawaiian Airlines and the International Association of Machinists and Aerospace Workers — Clerical Division (IAM-C) reached a tentative agreement on a new four-year contract that provides increased compensation for Hawaiian’s largest single work group as well as operational improvements for the Company.  The agreement, which covers employees in airport customer service, ramp, reservations, schedule planning, purchasing, records and crew scheduling positions, was ratified by the employees in January.

•                  In November, Hawaiian Airlines dispatchers ratified a new four-year contract reached by the Company and leaders of the Transport Workers Union (TWU).  The new contract provides increased pay and benefits for the dispatchers and operational improvements for the Company.

•                  In November, Hawaiian Airlines completed its first installation of fuel-saving blended winglets on its Boeing 767-300 jets, making it one of the first airlines in the world to install winglet technology on B767 aircraft.  Hawaiian expects to have winglets installed on eight of its aircraft by summer 2010.

•                  In November, Hawaiian Airlines unveiled stylish new flight attendant and customer service employee uniforms for its 80th anniversary.

•                  In celebration of its 80th anniversary of service, Hawaiian Airlines held a special homecoming ceremony in October to welcome back the actual airplane that started it all for the Company 80 years ago - a 1929 Bellanca CH-300 Pacemaker.

•                  In October, Hawaiian dispatched a special relief flight from Honolulu to American Samoa carrying employee volunteers and supplies for families affected by the tsunami.  Separately, Hawaiian donated funds and contributed to relief efforts for victims of the flooding in Manila.

Third Quarter Highlights

•                  In addition to recording the best on-time performance in the industry during the third quarter, Hawaiian also ranked second nationally for fewest misplaced bags during this period.

•                  In September, Hawaiian Airlines announced expanded service in summer 2010 with the addition of three daily flights to Hawaii from California and debut of its A330-200 on its Los Angeles route.

•                  In September, Hawaiian Airlines announced that it would begin charging a $10 fee for the first checked bag on interisland flights.

•                  In September, Hawaiian Airlines expanded its code-sharing agreement with Korean Airlines, offering its customers nonstop service between Hawaii and Korea, as well as connecting service on flights within Korea and five other destinations in Asia.

•                  In August, Hawaiian Airlines announced that it had filled more than 100 positions for aircraft mechanics, service representatives, contract agents, ramp agents, maintenance and cleaning personnel in recent months, and by early 2010, an additional 170 jobs will be added, including 25 new pilots and up to 30 flight attendants, to accommodate Hawaiian’s expansion when the first A330 joins the fleet in April.

Second Quarter Highlights

•                  In addition to recording the best on-time performance in the industry during the second quarter, Hawaiian also ranked second nationally for fewest misplaced bags during this period.

•                  In May, Hawaiian Airlines and Korean Airlines announced a newly-expanded code-sharing agreement that allowed Hawaiian to offer its customers nonstop service between Hawaii and Korea, plus connecting service on flights within Korea and five other destinations in Asia.

•                  In celebration of its 80th anniversary of service in Hawaii, Hawaiian Airlines announced a $150,000 gift to Bishop Museum in May in support of its enduring mission to preserve the heritage and culture of Hawaii.

•                  In April, Hawaiian debuted new all-natural complimentary meals in Coach Class that feature a preservative-free entreé, dessert and soft drink and recyclable packaging.  In addition, Hawaiian introduced a new premium meal option for $10.

•                  In April, Hawaiian earned the distinction of being the nation’s top-ranked carrier for service quality and performance in 2008, as reported by the 19th annual Airline Quality Rating study.

First Quarter Highlights

•                  In addition to recording the best on-time performance in the industry during the first quarter, Hawaiian also ranked first nationally for fewest flight cancellations and second nationally for fewest misplaced bags.

•                  In March, Hawaiian Airlines’ flight attendants ratified a new two-year contract reached by the Company and leaders of the Association of Flight Attendants-CWA (AFA-CWA).  The new contract increases compensation for Hawaiian’s flight attendants and provides for operational improvements for the Company.

•                  In March, Hawaiian announced that its Board of Directors authorized a stock repurchase program for up to $7 million of its outstanding common stock.  A total of 201,651 shares were purchased under the program which was terminated in July 2009.

•                  In February, Hawaiian announced it had signed interline e-ticketing agreements with Air France and Virgin Blue of Australia.  Hawaiian has secured such agreements with most major airlines providing connections for domestic and international travelers, including American, United, Delta, Alaska, US Airways, Continental, British Airways, Japan Airlines and China Airlines.

•                  In February, the U.S. Department of Transportation’s (DOT) Air Travel Consumer Report ranked Hawaiian as the nation’s #1 carrier for on-time performance in 2008 for the fifth straight year.

Investor Conference Call

Hawaiian Holdings’ quarterly earnings conference call is scheduled to begin today (Thursday, February 4, 2010) at 4:30 p.m. Eastern Time (USA).  The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast on the investor relations section of the Company’s website at www.HawaiianAirlines.com. For those who are not available for the live webcast, the call will be archived for 90 days on Hawaiian’s investor website.

About Hawaiian Airlines

Hawaiian is the nation’s highest-ranked carrier for service quality and performance in 2008 in the 19th annual Airline Quality Rating study. Hawaiian has also led all U.S. carriers in on-time performance for each of the past five years (2004-2008) and has been an industry leader in fewest misplaced bags during that same period (#1 from 2005-2007, #2 in 2008) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian as the top domestic airline serving Hawaii.

Now in its 81st year of continuous service for Hawaii, Hawaiian is the state’s biggest and longest-serving airline, as well as the largest provider of passenger air service to Hawaii from the state’s primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities (10) than any other airline, as well as service to the Philippines, Australia, American Samoa, and Tahiti. Hawaiian also provides more than 160 daily jet flights within the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com.

Forward Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. These risks and uncertainties include, without limitation, economic volatility; the price and availability of aviation fuel; competition in the transpacific, interisland and South Pacific/Australia/Asia markets; the competitive advantages held by network carriers in the transpacific markets; reduced demand for transportation in the markets in which the Company operates; the Company’s dependence on tourist travel; the effects of seasonality and cyclicality; the concentration of the Company’s business in Hawaii, and between Hawaii and the western United States; the Company’s ability to implement its growth strategy and related cost reduction goals; fluctuations of the Company’s share price (including as a result of bankruptcies in the airline industry); an increasing dependence on technology to operate the business; the Company’s fleet concentration in Boeing 767 aircraft and out-of-production Boeing 717 aircraft; the Company’s reliance on third parties for facilities and services; the Company’s dependence on satisfactory labor relations and its ability to negotiate amendments to labor agreements which are currently amendable; the Company’s ability to attract, motivate and retain key executives and other employees; the Company’s substantial debt; the effects of credit market conditions on the Company’s financial liquidity; the Company’s long-term commitments with aircraft and engine manufacturers and eventual financing arrangements and implementation risks; delays in scheduled aircraft deliveries or other loss of fleet capacity; the Company’s ability to comply with financial covenants under certain of its financing and credit card processing agreements; the impact of the Company’s substantial financial and operating leverage; the Company’s significant funding obligations under its defined benefit pension plans; the potential impact of airline strategic combinations and consolidation within the airline industry; consumer perceptions of the Company’s services, employee relations and business conduct compared to other airlines; increased airport rent rates and landing fees at the airports within the State of Hawaii or elsewhere; new state laws and regulations imposed by the State of Hawaii on the airline industry; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; the impact of possible disruptions due to unpredictable weather and environmental concerns; the impact of an outbreak of diseases; security-related costs and regulation; government legislation and regulation, including the Aviation and Transportation Security Act and other similar regulations; the cost and availability of insurance, including aircraft insurance; the impact of possible aircraft accidents; and the impact of litigation, anticipated and unanticipated.

Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

Table 1.

Hawaiian Holdings, Inc.

Consolidated Statements of Operations

(in thousands, except for per share data) (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Operating Revenue:
Passenger	$260,127	$267,968	$1,040,111	$1,105,521
Cargo	18,946	13,940	65,349	41,493
Other	17,969	18,629	77,846	63,851
Total	297,042	300,537	1,183,306	1,210,865

Operating Expenses:
Aircraft fuel, including taxes and oil	70,622	78,886	243,909	424,532
Wages and benefits	69,987	58,893	272,623	242,798
Aircraft rent	24,254	28,627	102,091	99,803
Maintenance materials and repairs	33,998	24,524	128,089	107,809
Aircraft and passenger servicing	14,787	14,117	59,357	55,962
Commissions and other selling	16,464	9,864	65,295	56,574
Depreciation and amortization	13,463	12,982	52,648	48,678
Other rentals and landing fees	12,970	11,484	51,297	39,067
Litigation settlement	—	—	—	(52,500)
Other	24,388	23,034	100,513	96,244
Total	280,933	262,411	1,075,822	1,118,967
Operating Income	16,109	38,126	107,484	91,898

Nonoperating Income (Expense):
Interest and amortization of debt discounts and issuance costs	(5,493)	(5,399)	(20,653)	(20,656)
Interest income	1,889	1,491	5,555	7,264
Gains (losses) on fuel derivatives	479	(21,335)	2,292	(16,066)
Gains (losses) on investments	—	(7,827)	2,226	(7,827)
Other, net	306	(872)	292	(1,404)
Total	(2,819)	(33,942)	(10,288)	(38,689)
Net Income Before Income Taxes	13,290	4,184	97,196	53,209
Income tax (benefit) expense	(21,733)	16,065	(19,524)	24,623
Net Income (Loss)	$35,023	$(11,881)	$116,720	$28,586

Net Income (Loss) Per Common Stock Share:
Basic	$0.68	$(0.23)	$2.26	$0.59
Diluted	$0.66	$(0.23)	$2.22	$0.57

Weighted Average Number of Common Stock Shares Outstanding:
Basic	51,540	51,467	51,656	48,555
Diluted	53,131	52,421	52,504	50,527

Table 2.

Hawaiian Holdings, Inc.

Pro-forma Net Income and Diluted Net Income Per Share Excluding One-time Tax Benefits

(in thousands, except for per share data)

	Three months ended December 31, 2009		Twelve months ended December 31, 2009
	Net income	Diluted earnings per share	Net income	Diluted earnings per share
	(in thousands, except for per share data)

As reported - GAAP	$35,023	$0.66	$116,720	$2.22
Less: Estimated one-time tax benefits	(25,000)	(0.47)	(40,000)	(0.76)

Excluding one-time tax benefits	$10,023	$0.19	$76,720	$1.46

Table 3.

Hawaiian Holdings, Inc.

Selected Statistical Data

	Three Months Ended December 31,						Twelve Months Ended December 31,
	2009		2008		Change		2009		2008		Change

Scheduled Operations:
Revenue passenger miles (RPM) (a)	2,007.7		1,919.1		4.6%		8,146.7		7,839.7		3.9%
Available seat miles (ASM) (a)	2,376.0		2,381.3		(0.2)%		9,708.9		9,479.2		2.4%
Passenger revenue per RPM (Yield)	12.96	¢	13.96	¢	(7.2)%		12.77	¢	14.10	¢	(9.5)%
Passenger load factor (RPM/ASM)	84.5%		80.6%		3.9	pt.	83.9%		82.7%		1.2	pt.
Passenger revenue per ASM (PRASM)	10.95	¢	11.25	¢	(2.7)%		10.71	¢	11.66	¢	(8.1)%

Total Operations:
Revenue passenger miles (RPM) (a)	2,011.2		1,926.1		4.4%		8,151.7		7,858.8		3.7%
Available seat miles (ASM) (a)	2,382.1		2,394.4		(0.5)%		9,717.1		9,508.6		2.2%
Passenger load factor (RPM/ASM)	84.4%		80.4%		4.0	pt.	83.9%		82.6%		1.3	pt.
Operating Revenue per ASM (RASM)	12.47	¢	12.55	¢	(0.7)%		12.18	¢	12.73	¢	(4.4)%
Operating Cost per ASM (CASM)	11.79	¢	10.96	¢	7.6%		11.07	¢	11.77	¢	(5.9)%
CASM - excluding litigation settlement	11.79	¢	10.96	¢	7.6%		11.07	¢	12.32	¢	(10.1)%
CASM - excluding litigation settlement and aircraft fuel	8.83	¢	7.67	¢	15.1%		8.56	¢	7.86	¢	8.9%
Gallons of jet fuel consumed (a)	34.0		33.9		0.3%		137.6		134.1		2.6%
Average cost per gallon of jet fuel (actual) (b)	$2.08		$2.33		(10.7)%		$1.77		$3.16		(44.0)%

(a) In millions.
(b) Includes applicable taxes and fees.

Table 4.

Hawaiian Holdings, Inc.

Economic Fuel Expense

(in thousands, except per-gallon amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2009	2008	Change	2009	2008	Change

Raw fuel expense	$70,622	$78,886	(10.5)%	$243,909	$424,916	(42.6)%
Realized (gains) losses on settlement of fuel derivative contracts	(915)	13,462	NM	9,580	712	NM
Economic fuel expense	$69,707	$92,348	(24.5)%	$253,489	$425,628	(40.4)%
Fuel gallons consumed	34,032	33,919	0.3%	137,589	134,140	2.6%
Economic fuel cost per gallon	$2.05	$2.72	(24.6)%	$1.84	$3.17	(42.0)%

Table 5.

Hawaiian Holdings, Inc.

Pro-forma Net Income and Diluted Net Income Per Share Reflecting Economic Fuel Expense

(in thousands, except per-share data)

	Three months ended December 31,				Twelve months ended December 31,
	2009		2008		2009		2008
	Net income	Diluted earnings per share	Net loss	Diluted earnings per share	Net income	Diluted earnings per share	Net income	Diluted earnings per share
As reported - GAAP	$35,023	$0.66	$(11,881)	$(0.23)	$116,720	$2.22	$28,586	$0.57
Less: mark-to-fair value gains (losses) on undesignated fuel contracts	(436)	(0.01)	(7,873)	(0.15)	11,872	0.23	(14,970)	(0.30)
Reflecting economic fuel expense	$35,459	$0.67	$(4,008)	$(0.08)	$104,848	$1.99	$43,556	$0.87

Table 6.

Hawaiian Holdings, Inc.

Fuel Derivative Contract Summary

As of January 29, 2010

	Weighted Average Ceiling Price (per gallon)	Ceiling Price Range (Per Gallon)	Gallons Hedged (Thousands)	Percentage of Quarter’s Consumption Hedged	Weighted Average Floor Price	Floor Price Range (Per Gallon)	Gallons Hedged (Thousands)	Percentage of Quarter’s Consumption Hedged
First Quarter 2010
Crude Oil	$1.88	$2.20 -$1.60	17,598	56%	$1.36	$1.72 - $0.96	6,426	20%

Second Quarter 2010
Crude Oil	$2.03	$2.26 - $1.73	13,104	42%	$1.65	$1.73 - $1.42	5,670	18%

Third Quarter 2010
Crude Oil	$2.16	$2.33 -$1.92	8,190	26%	$1.69	$1.74 - $1.53	5,040	16%

Fourth Quarter 2010
Crude Oil	$2.27	$2.36 -$2.15	3,276	10%	$1.72	$1.75 - $1.65	2,520	8%

Table 7.

Hawaiian Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(in millions, except for CASM data) (unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2009		2008		2009		2008

GAAP operating expenses	$280.9		$262.4		$1,075.8		$1,119.0
Litigation settlement	—		—		—		(52.5)
Operating expenses, less litigation settlement	280.9		262.4		1,075.8		1,171.5
Aircraft fuel, including taxes and oil	70.6		78.9		243.9		424.5
Operating expenses, less litigation settlement and aircraft fuel	$210.3		$183.5		$831.9		$747.0

Available Seat Miles	2,382.1		2,394.4		9,717.1		9,508.6

CASM - GAAP	11.79	¢	10.96	¢	11.07	¢	11.77	¢
Add back: Litigation settlement	—		—		—		(0.55)
CASM - excluding litigation settlement	11.79	¢	10.96	¢	11.07	¢	12.32	¢
Less: aircraft fuel	2.96		3.29		2.51		4.46
CASM - excluding litigation settlement and aircraft fuel	8.83	¢	7.67	¢	8.56	¢	7.86	¢

Notes:
ASM’s represents total operations